Exhibit 99.1
Contact:	Adam Mazur Rubenstein PR 212-843-8073 amazur@rubensteinpr.com Tim Clemensen Rubenstein IR 212-843-9337 tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SulphCo® Announces Extension of the Maturity Date of Promissory Notes

Houston, TX., December 3, 2007 — SulphCo®, Inc. (the “Company”) (Amex: SUF) announced that on November 30, 2007, it finalized, with an effective date of November 28, 2007, a Modification Agreement (the “Agreement”) with note holders (the “Note Holders”) holding approximately $5 million of the Company’s promissory notes dated December 31, 2004 and assigned to the Note Holders by an assignment dated April 24, 2007 (the “Notes”). The Agreement provides:

1.	The maturity date of the Notes has been extended from December 31, 2008 to December 31, 2011.

2.	The Note Holders shall have the right to accelerate the maturity date of the Notes to any date after July 31, 2009, upon ten (10) business days written notice to the Company.

3.
The Company may prepay the Notes prior to maturity (“Prepayment Date”) with ten (10) business days notice in writing to the Note Holders, subject to the right of the Note Holders to convert all or any portion of the Notes prior to the Prepayment Date.

Stanley W. Farmer, the Company’s Vice President and Chief Financial Officer stated that “this change when combined with the recent warrant exercises further enhances the Company’s balance sheet for 2008.”

About SulphCo®, Inc.

SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology is designed to upgrade sour heavy crude oils into sweeter, lighter crude oils, producing more gallons of usable oil per barrel.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

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